UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

TECHNE CORPORATION

(Name of Registrant as Specified In Its Charter)

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Techne Corporation (the “Company”) is providing this additional soliciting material in response to voting recommendations from Institutional Shareholder Services, Inc. (“ISS”) that relate to service by Dr. Roeland Nusse on the Company’s Nominations and Governance Committee in light of payment of scientific consulting fees to Dr. Nusse by R&D Systems, Inc., a subsidiary of the Company. Such fees totaled $24,000 in fiscal 2013.

After considering the ISS voting recommendations, the members of the Company’s Nominations and Governance Committee, excluding Dr. Nusse, again evaluated Dr. Nusse’s skills and qualifications as they relate to the functions of such Committee, and again determined that Dr. Nusse provides value as a member of the Nominations and Governance Committee. Dr. Nusse’s scientific research and academic background provide valuable strategic insight, including insight into the Company’s customers and markets, which benefits the director selection process. Further, the Company’s Board of Directors has determined Dr.Nusse is independent under applicable laws and regulations of the SEC and the Nasdaq Stock Market LLC. Nevertheless, in response to the concerns raised by ISS, R&D Systems, Inc. has terminated its consulting contract with Dr. Nusse, effective immediately. Accordingly, Dr. Nusse is no longer receiving consulting fees from the Company or any of its subsidiaries, and the Company believes that Dr. Nusse is no longer an “affiliated outside director” under ISS policies.

This material is first being released to shareholders on or about October 15, 2013, and should be read together with the Proxy Statement dated September 20, 2013. The information contained in this material modifies or supersedes any inconsistent information contained in the Proxy Statement.

By Order of the Board of Directors,

/s/ Robert V. Baumgartner

ROBERT V. BAUMGARTNER,

Chairman of the Board